EXHIBIT 21 - LIST OF SUBSIDIARIES OF THE COMPANY

1.   Prima Inc., a California corporation and a wholly-owned subsidiary of ITEC

2. Laser Printer Accessories Corporation, a Delaware corporation and a wholly-owned subsidiary of ITEC (Inactive)

3. Personal Computer Products, Inc., doing business as PCPI Technologies, a California corporation and a wholly-owned subsidiary of ITEC

4. Co-Processors, Inc., a California corporation and a wholly-owned subsidiary of ITEC (Inactive)

5. NewGen Imaging Systems, Inc., a California corporation and a wholly-owned subsidiary of ITEC.



                                       39